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                                                                EXHIBIT 3(i)(b)

                            ARTICLES OF AMENDMENT
                                     TO
                            AMENDED AND RESTATED
                          ARTICLES OF INCORPORATION

        SPELLING ENTERTAINMENT GROUP INC., a corporation duly organized and existing under and by virtue of the General Corporation Act of the State of Florida,

        DOES HEREBY CERTIFY:

        FIRST:   The name of the corporation is Spelling Entertainment Group
Inc. (the "Corporation").

        SECOND: Part 2 of Section A, Article III of the Amended and Restated Articles of Incorporation, as amended, of the Corporation is hereby amended as follows:

            "A. The maximum number of shares of capital stock which the Corporation is authorized to have outstanding at any one time is:

                 2. COMMON STOCK - 300,000,000 shares, par value $.10 per share ("Common Stock")."

        THIRD:   That the date of the adoption of the amendment to Part 2 of
Section A, Article III by the Shareholders was May 18, 1994.

        FOURTH: The amendment to Part 2, Section A, Article III was approved by the holders of the common stock of the Corporation and the number of votes cast for the amendment was sufficient for approval by the holders of common stock.

        IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name by its Secretary this 1st day of June, 1994.


                                              SPELLING ENTERTAINMENT GROUP INC.


                                              By:  /s/ Thomas W. Hawkins
                                                   ----------------------------
                                                   Thomas W. Hawkins, Secretary